Exhibit 99.1

Pareteum Announces CEO Transition and Leadership Restructuring

NEW YORK, NY – November 25, 2019 – Pareteum Corporation (Nasdaq: TEUM) today announced a CEO transition and a restructuring of its leadership team. Robert H. Turner has been terminated as Chairman and CEO of Pareteum. Bart Weijermars has been appointed Interim CEO, and Independent Director Mary Beth Vitale has been appointed interim Chairman of the Board for the transition period. The changes were effective November 22, 2019.

“A leadership transition was necessary as a key step while we work to complete the restatement process and improve the company’s financial and operational controls. Pareteum’s Board is committed to the highest managerial and governance standards and we are actively working to deliver long-term, sustainable, shareholder value. Our products and technology have significant traction in the market and are well-accepted by global customers. We are executing on our large market opportunity and remain focused on driving growth while completing the financial restatements,” said Mary Beth Vitale.

Pareteum is actively restructuring Board and leadership roles to drive results while simultaneously enhancing internal processes and controls. Updates include:

•	The Board has established a new Business and Strategy Committee, Chaired by Independent Director Luis Jimenez-Tunon, to re-align the Company’s strategic priorities for 2020 and beyond. Mr. Jimenez-Tunon continues to serve as Compensation Committee Chair.

•	Independent Director Rob Lippert continues to serve as Audit Committee Chair, and remains focused on completing the financial restatements for 2018 and 2019.

•	Independent Director Yves Van Sante remains as Nominating and Corporate Governance Committee Chair.

•	The rest of the senior leadership team remains in place, consisting of Victor Bozzo (Chief Commercial Officer), Laura W. Thomas (Interim CFO), Rob Mumby (Chief Sales Officer) and Alexander Korff (Corporate Secretary and Compliance Officer).

About Mr. Weijermars and Ms. Vitale:

Bart Weijermars formerly served as CEO EMEA of Pareteum and will remain Chief Strategy Officer. Mr. Weijermars joined Pareteum through the acquisition of Artilium, where he was CEO, and successfully scaled the company’s software solutions in the enterprise and communications service provider markets. He was previously the Chief Executive Officer at T-Mobile Netherlands and has held senior executive positions at T-Mobile Macedonia and KPN. Mr. Weijermars will continue working with the rest of the management team to drive growth and deliver new client deployments and best-in-class service operations.

Mary Beth Vitale brings a wealth of experience as an independent board member to public and private companies in various stages of growth and global expansion. She has also held various senior leadership roles and brings more than 25 years of proven financial, IT/cyber, marketing and execution expertise in building and scaling companies. Ms. Vitale will be working closely with the Audit Committee, Laura W. Thomas, the recently appointed Interim Chief Financial Officer (CFO), the Company’s auditors and external independent parties to complete the restatement and improve financial controls and processes.

About Pareteum Corporation:

Millions of people and devices are connected around the world using Pareteum’s Global Cloud Communications Platform, enhancing their mobile experience. Pareteum unleashes the power of applications and mobile services, bringing secure, ubiquitous, scalable, and seamlessly available voice, video, SMS/text messaging, and data, media and content enablement to our customers, making worldwide communications services easily and economically accessible to everyone. By harnessing the value of our cloud communications platform, Pareteum serves enterprises, communications service providers, early stage innovators, developers, IoT, and telecommunications infrastructure providers. Pareteum envisions a new mobile communications experience, imagining what is to come, while delivering now. Pareteum currently has offices in North America, South America, Spain, Bahrain, Singapore, India, Indonesia, Germany, Belgium, United Kingdom, Russia, and the Netherlands. For more information please visit: www.pareteum.com.

Forward Looking Statements:

Certain statements contained herein constitute "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Such statements may include, without limitation, statements with respect to Pareteum's plans and objectives, projections, expectations and intentions. These forward-looking statements are based on current expectations, estimates and projections about Pareteum's industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of Pareteum may differ materially from the results expressed or implied by such forward-looking statements. These risks include, among other things (1) the ability to complete Pareteum's restatement of its previously issued consolidated financial statements as of and for the full year ended December 31, 2018, and interim periods ended March 31, 2019 and June 30, 2019 and address any material weaknesses, the timing of the completion of necessary restatements, interim reviews and audits by the Company's independent registered public accounting firm, (2) risks relating to the substantial costs and diversion of personnel's attention and resources deployed to address the restatement of the affected financial statements and internal control matters, (3)  the risk of litigation or regulatory action arising from the restatement of the affected financial statements, (4) the timing of the review by, and the conclusions of, the Company's independent auditor regarding the restatement, (5) the ability of the Company to remediate any material weaknesses in internal control over financial reporting, (6) potential reputational damage that the Company may suffer as a result of the restatement of the affected financial statements, (7) the impact of the restatement of the affected financial statements on the value of the Company's common stock, and (8) the risk that the filing of the restatement of the affected financial statements will take longer than anticipated. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, Pareteum also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here.

Media Inquiries

Press@pareteum.com

Pareteum Investor Relations Contacts:

Carrie Howes
Investor Relations
+1 650 232 4238
carrie.howes@pareteum.com

Investor.relations@pareteum.com